Exhibit 99.1

News Release NYSE: BGH	BUCKEYE GP HOLDINGS L.P. TEK Park #5 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-01
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE GP HOLDINGS L.P.
REPORTS 2006 FOURTH QUARTER AND YEAR END RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — January 26, 2007. . . MainLine Management LLC, the general partner of Buckeye GP Holdings L.P. (NYSE:BGH) (the “Partnership”), today reported financial results for the fourth quarter of 2006, as well as for the full year 2006.  The Partnership’s net income for the fourth quarter of 2006 was $3.0 million, or $0.11 per LP unit, compared with net income of $1.4 million reported for the fourth quarter of 2005.  Revenue in the fourth quarter of 2006 increased to $128.0 million from revenue of $108.3 million in the fourth quarter of 2005.  Operating income increased in the fourth quarter of 2006 to $43.7 million from $41.4 million in the fourth quarter of 2005.

The Partnership reported net income for the full year 2006 of $8.7 million compared with net income in 2005 of $7.0 million.  Revenue in 2006 increased to $461.8 million from revenue in 2005 of $408.4 million.  Operating income in 2006 also increased to $164.9 million from operating income of $155.9 million reported for 2005.

The Partnership owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE: BPL) and reports its financial results on a consolidated basis with the financial results of BPL.  The Partnership currently has no operating activities separate from those conducted by BPL, and its cash flow is derived solely from cash distributions received from BPL and its subsidiary operating partnerships.

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The Partnership also announced that the Board of Directors of its general partner declared a quarterly cash distribution of $0.225 per LP unit, or $0.90 per LP unit on an annual basis, payable on February 28, 2007, to unitholders of record on February 6, 2007.  This cash distribution represents an increase in the quarterly distribution of 3.7 percent compared to the nominal initial quarterly cash distribution of $0.217 paid with respect to the third quarter of 2006, which was prorated based on the date of the Partnership’s initial public offering on August 9, 2006 to the end of the third quarter of 2006.

The Partnership will host a conference call to discuss the fourth quarter and 2006 fiscal year results on Monday, January 29, 2007 at 11:00 a.m. Eastern Time.  Interested parties are invited to listen via the Internet, on either a live or replay basis at:  http://www.videonewswire.com/event.asp?id=37510.  A replay will also be available through February 2, 2007 by dialing (800) 642-1687 Code: 6994108.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE: BPL), and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings, L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) the Partnership’s ability to pay distributions to its Unitholders; (2) the Partnership’s expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”); (3) anticipated trends in Buckeye’s business; (4) price trends and overall demand for petroleum products in the United States in general and in Buckeye’s service areas in particular (economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands); (5) changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of  Buckeye’s tariff rates; (6) liability for environmental claims; (7) security issues affecting Buckeye’s assets, including, among others, potential damage to its assets caused by acts of war or terrorism; (8) unanticipated capital expenditures and operating

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expenses to repair or replace Buckeye’s assets; (9) availability and cost of insurance on Buckeye’s assets and operations; (10) Buckeye’s ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations; (11) expansion in the operations of Buckeye’s competitors; (12) Buckeye’s ability to integrate any acquired operations into its existing operations; (13) shut-downs or cutbacks at major refineries that use Buckeye’s services; (14) deterioration in Buckeye’s labor relations; (15) changes in real property tax assessments; (16) disruptions to the air travel system; (17) interest rate fluctuations and other capital market conditions; (18) the Partnership’s future results of operations; (19) the Partnership’s liquidity and ability to finance its activities; (20) market conditions in Buckeye’s industry; (21) conflicts of interest between Buckeye, its general partner and the Partnership; (22) the treatment of Buckeye or the Partnership as a corporation for federal income tax purposes or if the Partnership or Buckeye become subject to entity-level taxation for state tax purposes; and (23) the impact of governmental legislation and regulation on the Partnership and Buckeye. You should read the Partnership’s registration statement on Form S-1, as amended (Registration No. 333-133433) as filed with the Securities and Exchange Commission, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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BUCKEYE GP HOLDINGS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31
	2006	2005	2006	2005
Revenue	$128.0	$108.3	$461.8	$408.4

Costs and expenses:
Operating expenses	67.1	51.2	227.4	196.7
Depreciation and amortization	10.2	8.7	39.6	32.4
General and administrative	7.0	7.0	29.9	23.4
Total costs and expenses	84.3	66.9	296.9	252.5

Operating income	43.7	41.4	164.9	155.9

Other income (expenses):
Investment income	0.4	0.1	1.4	0.9
Interest and debt expense	(13.8)	(14.1)	(60.7)	(55.4)
Total other income (expenses)	(13.4)	(14.0)	(59.3)	(54.5)

Income before equity income and non-controlling interest	30.3	27.4	105.6	101.4
Equity income	1.7	1.6	6.2	5.3
Non-controlling interest expense	(29.0)	(27.6)	(103.1)	(99.7)
Net income	$3.0	$1.4	$8.7	$7.0

Earnings per common unit	$0.11

Average number of common units	27.9

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